Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated December 23, 2021 with respect to the audited financial statements of Evergreen Corporation (“the Company”) as of November 30, 2021 and the related statements of operation, changes in shareholders’ equity and cash flow for the period from October 21, 2021 (inception) through November 30, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
January 7, 2022